FOR IMMEDIATE RELEASE		PRESS RELEASE

Please Contact:	Banyan Corporation (800) 808-0899
e-mail: info@chiropracticusa.net
Investor Relations 877-980-3114
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN SUBSIDIARY, CHIROPRACTIC USA, ENTERS
AGREEMENTS FOR ARIZONA AND NEW MEXICO

Los Angeles, Calif. (October 21, 2003) - Banyan Corporation (OTC BB: “BANY”) is pleased to announce that its subsidiary, Chiropractic USA, Inc. (“Chiropractic USA”), has entered franchise agreements with Drs. Ramsey and Beverly Gordon of Phoenix, Ariz., to convert their chiropractic clinic, Paradise Square Chiropractic Center, into a Chiropractic USA franchised location. In addition, Chiropractic USA and the Drs. Gordon have entered an area representative franchise agreement for both Arizona and New Mexico.

Dr. Beverly Gordon and Dr. Ramsey Gordon are graduates of Life University and have operated an exemplary chiropractic practice for the last 10 years. They are known for their strong pediatric chiropractic practice in the Southwest.

Dr. Ramsey Gordon stated, “We are honored by the opportunity to be involved with Chiropractic USA. It has always been our mission to see the wellness model of chiropractic care be the dominate model the public is presented with. Chiropractic USA is perfectly positioned to accomplish this goal. Chiropractic USA will succeed because its focus is on providing consistent, extraordinary service and care with a model based in truth.”

Dr. CJ Mertz, a director of Chiropractic USA, and head of Team WLP Coaching commented, “I am so pleased to introduce two of my dearest friends, (and top producing clients) Drs. Ramsey and Beverly Gordon of Phoenix, Arizona as our newest area representatives. Chiropractors from around the world make it a point to come visit their practice and witness their extraordinary healing phenomena. Their addition to the ChiropracticUSA family will prove to be invaluable.”

Michael Gelmon, chief executive officer of Banyan said, “We’re delighted to have Drs. Beverly and Ramsey Gordon as our newest area representatives for Arizona and New Mexico. With seven million people in the two-state market, we feel there is tremendous opportunity for ChiropracticUSA to proliferate under the guidance and leadership of the Drs. Gordon. They stand for everything we wish to emulate system wide.”

Corey Gelmon, president of Banyan concluded, “As expected, Chiropractic USA remains on its strong and steady path of growth. The word has gotten out. In addition to area representative applications, we are filtering through scores of practice conversions throughout the country.”

Drs. Gordon’s area representative agreement combined with existing agreements will create franchised locations producing royalty sales for Chiropractic USA of $225 million if the growth targets are met.

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For more information about Chiropractic USA, please visit the Chiropractic USA web site at www.ChiropracticUSA.net.

Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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